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                                                                  EXHIBIT 10.11


                                FIRST AMENDMENT
                          PURITAN-BENNETT CORPORATION
                      SUPPLEMENTAL RETIREMENT BENEFIT PLAN


        THIS AMENDMENT to the Puritan-Bennett Corporation Supplemental Retirement Benefit Plan (the "Plan") is made effective as of the 1st day of September, 1993 by Puritan-Bennett Corporation, a Delaware corporation (hereinafter referred to as the "Corporation").

        WHEREAS, the Corporation has adopted the Plan effective as of September 1, 1985, which provides benefits that supplement benefits provided under the Restated Puritan-Bennett Pension Plan (the "Qualified Plan"); and

        WHEREAS, the Corporation and the participants in the Plan have agreed to amendment of the Plan in the manner set forth below.

        NOW, THEREFORE, the Plan is amended effective as of September 1, 1993 as follows:

        1. Section 2.02, the definition of "Average Monthly Compensation," is amended in its entirety to read as follows:

                 Section 2.02. The term "Average Monthly Compensation" shall have the meaning provided in the Qualified Plan (currently Section 2.08 thereof), provided that the dollar limitation on Compensation provided in the Qualified Plan (currently Section 2.14 thereof) shall not be applicable for purposes of determining Average Monthly Compensation under this Plan.

        2. Section 2.03, the definition of "Beneficiary," is amended in its entirety to read as follows:

                 Section 2.03. The term "Beneficiary" shall have the meaning provided for in the Qualified Plan (currently Section 2.09 thereof).

        3. Section 2.13, the definition of "Years of Service," is amended in its entirety to read as follows:

                 Section 2.13. The term "Years of Service" shall mean the number of years for which a Member is given credit for the purpose of determining eligibility for benefits (vesting) under the Qualified Plan (as currently defined in Section 2.41 of the Qualified Plan).

        4. Section 2, "Definitions," shall be amended by the addition of the following new Section 2.14:





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                 Section 2.14.  The term "Years of Participation" shall mean the number of years (twelve month periods) of the Member's participation in this Plan, measured from the date he first became a Member (as herein defined) to the date of his termination of employment.

        5. The first paragraph of Section 4.01 is amended in its entirety to read as follows:

                 Section 4.01-Supplemental Monthly Retirement Benefit. A Member who has at the date of his termination of employment with an Employer attained age fifty-five (55) and completed seven (7) Years of Participation shall be entitled to a Supplemental Monthly Retirement Benefit. Such Supplemental Monthly Retirement Benefit, payable in the form of a single life annuity (the "Normal Form"), shall be an amount equal to the percentage of the Member's Average Monthly Compensation specified in such Member's Plan Agreement, reduced by an amount computed under Section 4.01(a). The amount so reduced shall be further adjusted based upon the vesting schedule set out in Section 4.01(b). The amount resulting from the application of Sections 4.01(a) and (b) shall then be adjusted as provided in Section 4.01(c).

        6. Section 4, "Retirement Benefits," shall be amended by the addition of the following new Section 4.02:

                 Section 4.02-Time of Commencement of Supplemental Monthly Retirement Benefit. Payment of the Supplemental Monthly Retirement Benefit to which a Member is entitled pursuant to Section 4.01 shall commence as of the first day of the calendar month coinciding with or next following the termination of the Member's employment (the "Benefit Commencement Date"). Actual payment of such Supplemental Monthly Retirement Benefit, in the Normal Form or other form provided in
        Section 4.03, shall, however, be subject to the following: if the Member shall have elected the form of payment of his Supplemental Monthly Retirement Benefit pursuant to Section 4.03 during a calendar year (a "Preceding Year") preceding the calendar year during which his termination of employment occurs (the "Termination Year"), then actual payment of his Supplemental Monthly Retirement Benefit shall commence on or as soon as practical following his Benefit Commencement Date; if the Member did not make an election pursuant to Section 4.03 during a Preceding Year, but shall make such an election during the Termination Year, actual payment of his Supplemental Monthly Retirement Benefit shall commence on the first day of the next following calendar year (the "Succeeding Year"); if the Member does not make an election pursuant to Section 4.03 during either a Preceding or the Termination Year, then such Member shall be deemed to have elected to receive payment in the Normal Form single life annuity commencing on the first day of the Succeeding Year; provided that any time actual payment of a Member's Supplemental Monthly Retirement Benefit shall not commence on his Benefit Commencement Date, then the first payment made shall include all payments that would have been made on or before such actual commencement date if actual payment had commenced on the Benefit Commencement Date, together with interest on all deferred payments (from the





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        date each such payment would have been made if actual payment had commenced on the Benefit Commencement Date) at the Most Applicable Treasury Security Rate compounded annually. The "Most Applicable Treasury Security Rate" shall be the yield-to-maturity of the Treasury Bill with a remaining term equal to one-half of the period beginning on the Benefit Commencement Date and ending on the date payments actually commence, as quoted in the edition of the Wall Street Journal first published after the Benefit Commencement Date.

        7. Section 4, "Retirement Benefits," shall be amended by the addition of the following new Section 4.03:

                 Section 4.03-Form of Payment of Supplemental Monthly Retirement Benefits. The "Normal Form" of payment of a Member's Supplemental Monthly Retirement Benefit, and the form on which the amount of such Benefit is calculated pursuant to Section 4.01, shall be a single life annuity payable for the Member's life only commencing as of his Benefit Commencement Date. A Member may, however, elect in writing filed with the Committee prior to the end of the Termination Year, to receive payment of his Supplemental Monthly Retirement Benefit in one of the following optional forms, each of which will be the "Actuarial Equivalent" (which term shall have the meaning provided in the Qualified Plan as of the Member's Benefit Commencement Date) of the Normal Form single life annuity.

                         (a) Ten Year Certain and Continuous Option. Pursuant to this option, the Member's Supplemental Monthly Retirement Benefit shall be payable during the Member's life only; provided that if the Member dies within ten years of his Benefit Commencement Date, payments in the same amount will continue to be made to the Member's Beneficiary until a total of 120 monthly payments have been made.

                         (b) Early Retirement Level Income Option. Pursuant to this option, the Member's Supplemental Monthly Retirement Benefit payments will be made during the Member's life only. Larger payments shall be made until the first day the Member is eligible to receive social security benefits (age 62). At that time payments to the Member shall be reduced by the amount of the Member's social security benefit that was estimated as part of the determination of all payments to be made under this Section 4.03(c). No payments shall be made after the Member's death.

                         (c) 50%, 75% and 100% Contingent Annuitant Option. Pursuant to this option, the Member's Supplemental Monthly Retirement Benefit payments shall be made during the life of the Member, with payments continuing to the Member's designated contingent annuitant ("Contingent Annuitant") for the life of such Contingent Annuitant following the Member's death. The Contingent Annuitant and the percentage to be paid to such Contingent Annuitant must be designated by the Member at the time this payment form is elected. If the Contingent Annuitant predeceases the Member, no benefits shall be paid after the Member's death. The amount





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                 paid to the Member's Contingent Annuitant shall be either 50%,
                 75% or 100% of the amount received by the Member during the Member's life.

        8. Section 5, "Death Benefits", is amended in its entirety to read as follows:

                 Section 5-Death Benefits.

                 Section 5.01-Death Before Commencement of Benefits. In the event of the death of a Member or a Disabled Member prior to his Benefit Commencement Date, leaving a surviving Spouse, then if such Member had prior to his death completed seven (7) Years of Participation, his surviving Spouse shall be entitled to a Death Benefit in the form of a monthly annuity payable for the life of the Spouse only. The monthly Death Benefit shall be an amount equal to 50% of the annuity amount which would have been payable to the Member during his life if he had survived, terminated employment at the later of age fifty-five (55) or the date of his death, elected immediate payment in the form of a 50% contingent annuity pursuant to Section 4.03(c) and designated his Spouse as the contingent annuitant. If the Member had not attained age fifty-five (55) at the time of his death, payment of the Death Benefit hereunder to his surviving Spouse will not commence until the date that the deceased Member would have attained age fifty- five (55), and no Death Benefit shall be payable in the event his surviving Spouse shall die before such date. No Death Benefit will be paid hereunder if the Member dies before his Benefit Commencement Date and is not then married.

                 Section 5.02-Death After Commencement of Benefits. If the Member dies after his Benefit Commencement Date, the Member's Beneficiary shall be entitled to receive, in a single lump sum, a Special Death Benefit in an amount equal to twelve (12) times the monthly Supplemental Monthly Retirement Benefit calculated on the basis of the Normal Form single life annuity (regardless of the form in which such Member's Supplemental Monthly Retirement Benefit was being paid or was payable prior to his death). If the Member dies following his Benefit Commencement Date, no other or additional death benefits will be payable except to the extent provided under any optional form of payment selected by the Member.

        9.       New Section 9.03 is added to the Plan to read as follows:

                 Section 9.03-Plan Interpretation. The Corporation shall have sole and absolute discretion and authority to interpret all provisions of this Plan and to resolve all questions arising under this Plan; including, but not limited to, determining whether any person is eligible to contribute to this Plan, whether any person shall receive any payments pursuant to this Plan, and the amount of any payments to be paid pursuant to this Plan. Any interpretation, resolution or determination of the Corporation pursuant to this Section shall be final and binding upon all concerned.





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        IN WITNESS WHEREOF, this Amendment is adopted as of the date set forth above.

                                             PURITAN-BENNETT CORPORATION


                                             /s/ Lee A. Robbins
                                             By:    Lee A. Robbins
                                             Title:  Vice President


ATTEST:


By: /s/ Daniel C. Weary

Title:  Secretary





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